   As filed with the Securities and Exchange Commission on November 27, 1996.
                                                  Registration No. 333-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             _____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             _____________________

                                   T-HQ, INC.
               (Exact name of issuer as specified in its charter)



             NEW YORK                                 13-3541686
   (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)                 Identification No.)


                          5016 North Parkway Calabasas
                          Calabasas, California  91302
             (Address of principal executive offices with zip code)

                              EMPLOYMENT AGREEMENT
           DATED AS OF JANUARY 20, 1995, AS AMENDED, AND AS MODIFIED
            BY THE MODIFICATION AGREEMENT DATED AS OF JULY 1, 1996,
                                 BY AND BETWEEN
                          T-HQ, INC. AND JACK FRIEDMAN
                            (Full title of the plan)
                             _____________________

                                BRIAN J. FARRELL
                     President and Chief Executive Officer
                                   T-HQ, Inc.
                          5016 North Parkway Calabasas
                          Calabasas, California  91302
                                 (818) 591-1310
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:



   SHERWIN L. SAMUELS, Esq.                      GABRIEL KASZOVITZ, Esq.
      Sidley & Austin                   Feder, Kaszovitz, Isaacson, Weber, Skala
   555 West Fifth Street                              & Bass LLP
Los Angeles, California 90013                    850 Lexington Avenue
                                               New York, New York 10022

                             _____________________

        Approximate date of commencement of proposed sale to the public:
     From time to time after the Registration Statement becomes effective.
                             _____________________

                        CALCULATION OF REGISTRATION FEE
________________________________________________________________________________

 Title of                                     Proposed maximum      Proposed maximum
 securities to be       Amount to be          offering price        aggregate             Amount of
 registered             registered            per share             offering price        registration fee
 ----------             ----------            ----------------      -----------------     ----------------
 Common Stock           159,343 shares(1)       (2)                  $827,276.25(2)         $250.69
 ($.0001 par value)

________________________________________________________________________________

         (1) 89,343 shares are issuable upon exercise of option granted pursuant to the Employment Agreement, dated as of January 20, 1995, as amended, and as modified by the Modification Agreement dated as of July 1, 1996, by and between T-HQ, Inc. and Jack Friedman (the "Plan"). The number of shares issuable upon exercise of the option is subject to adjustment pursuant to the terms of the Plan.

         (2) Estimated pursuant to Rule 457(h) of the Securities Act of 1993, as amended, solely for purposes of calculating the registration fee, the proposed maximum offering price is based upon an exercise price of $3.75 with respect to the option to purchase 89,343 shares of Common Stock and the average of the high and low prices for the common stock on the NASDAQ
                 SmallCap Market on November 26, 1996 as reported by the National Association of Securities Dealers Automated Quotation System for 70,000 shares of Common Stock.
________________________________________________________________________________

PROSPECTUS

                                 70,000 SHARES

                                   T-HQ, INC.

                                  COMMON STOCK

                                    ________

         This Prospectus has been prepared for T-HQ, Inc., a New York corporation (the "Company") for use upon resale of shares of common stock, par value $.0001, of the Company (the "Common Stock"), by a certain holder (the "Selling Stockholder") of "restricted securities", as defined in Rule 144(a)(3) of the Securities Act of 1933, as amended, who has acquired 70,000 shares of Common Stock (the "Shares") issued by the Company pursuant to the Selling Securityholder's Employment Agreement dated as of January 20, 1995, as amended and as modified by the Modification Agreement dated as of July 1, 1996, by and between T-HQ, Inc. and Jack Friedman (the "Plan"). The Company will not receive any proceeds from the sale of the Shares offered hereby. The holder of the 70,000 Shares covered by this Prospectus intends to sell the Shares offered hereby from time to time for his own account in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. The Selling Stockholder will bear all expenses with respect to the offering of the Shares by him except the costs associated with preparing and printing this Prospectus. See "Plan of Distribution." The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "TOYH."

         The Company was incorporated in the State of New York on October 16, 1989. The Company's executive offices are located at 5016 North Parkway Calabasas, Calabasas, California 91302 and its telephone number is (818) 591-1310.


       THE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
        SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS
                WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN
                  INVESTMENT IN THE SECURITIES OFFERED HEREBY.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is November 27, 1996

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information filed electronically by the Company at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq SmallCap Market System under the trading symbol "TOYH" and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). Statements contained in this Prospectus, which constitutes a part of the Registration Statement, as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission under the Securities Act and the Exchange Act are incorporated by reference in this Prospectus:

         (1)     Annual Report on Form 10-K for the year ended December 31,
1995;

         (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (3) The description of the Common Stock set forth in the Company's registration statement on Form 8-A (Registration No. 0-18813), filed with the Commission on September 24, 1991.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to those documents). Requests should be directed to T-HQ, Inc., 5016 North Parkway Calabasas, Calabasas, California 91302, Attention: Secretary, telephone (818) 591-1310.

                                  RISK FACTORS


                 In addition to the other information and financial data set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. In each instance in which a risk factor identifies an event that would or could adversely affect the Company, such risk should be viewed as adversely affecting the Company's business, results of operations and financial condition.

ACQUISITION OF PROPERTIES AND DEVELOPMENT OF NEW TITLES

                 The Company's continuing profitability is a direct result of its ability to timely develop and release successful new software titles ("Titles") to replace declining revenues from older Titles. Consumer preferences for interactive entertainment software ("Software") are difficult to predict, and few Software titles achieve sustained market acceptance. If revenues from new Titles fail to replace declining revenues from existing Titles, the Company would be materially and adversely affected.

                 The development of new Titles is dependant in substantial part upon the Company's identification and exploitation in a timely manner of titles based upon entertainment projects (such as movies, television programs and arcade games), sports and entertainment personalities, or popular sports, trends or concepts ("Properties") that have high public visibility or recognition or that reflect the trends of popular culture. The determination of which Titles the Company should develop is highly subjective and there can be no assurances that any new Title will be successful. In addition, the Company is in competition with numerous other Software companies for licenses to develop Software based on such Properties. To the extent competition intensifies for licenses to highly desirable Properties, the Company may encounter increased difficulty in obtaining these licenses. The failure of the Company to accurately identify and secure the rights to Properties that are or will become popular would have a material adverse effect on the Company.

                 In addition, because Properties generate significant public interest for periods that are unpredictable and often short, and since there is a lead time between the identification of a Property and the release by the Company of the Software based on such Property, even the Company's commercially successful Titles may be marketable in material quantities for only a short time, often for less than six months. As is typical of Software, the life cycle of the Titles generally consists of a relatively high level of sales during the first few months after introduction, followed by market saturation and a decline in sales. In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to the Company's customers. See " -- Discounts, Allowances and
Returns; Inventory Management."   The development cycle for new Titles,
including the development of the necessary Software, approval by the Manufacturer, as appropriate, and production of the initial cartridges or CD-ROMs, typically has ranged from nine to 18 months. To the extent the Company experiences delays in the development or shipment of new Titles, or if new Titles are not successful in the market, the Company would be materially and adversely affected.

                 As of September 30, 1996, the Company had approximately 20 new Titles in various stages of development that are currently scheduled for release in 1997. For the reasons set forth above, there can be no assurance that the Company will be able to release each of these Titles within such time or at all, or that the Company will be able to secure the rights to new Titles at a rate that will maintain the Company's current development and release schedule.

DISCOUNTS, ALLOWANCES AND RETURNS; INVENTORY MANAGEMENT

                 Although the Company's arrangements with its distributors and retailers generally do not give such distributors or retailers the right to return manufactured products embodying the Software (the "Products") to the Company (other than defective Products) or to cancel firm orders, from time to time the Company grants accommodations to retailers (and, less often, to distributors) when demand for specific items falls below expectations for the purpose of maintaining its relationships with such customers. Such accommodations consist of acquiescing to the customer's request that not all booked orders be filled or that not all shipped orders be accepted, negotiated price discounts, credits against future orders and, less often, the return to the Company of inventory. It is the Company's practice to accept returns of defective or damaged Products.

                 At the time of Product shipment, the Company establishes provisions against gross revenues generated by such shipment based on estimates of future returns of, and other customer accommodations that may be granted with respect to, such Products, based on the Company's historical experience, retailer inventories of the Titles and other factors. For the year ended December 31, 1995 and the nine months ended September 30, 1996, provisions of approximately $3.6 million and $3.3 million, respectively, were taken against gross sales made during such periods, and as of September 30, 1996 the Company's aggregate reserve against accounts receivable for returns and customer accommodations was approximately $3.3 million.

                 The Company cannot predict the amount or nature of accommodations that will be provided to its customers in future periods. To the extent such accommodations exceed the Company's reserves, the Company will be adversely affected. Although the Company believes its reserves are adequate with respect to such matters, there can be no assurance that actual returns and other customer accommodations will not exceed the reserves established.

                 The identification by the Company of slow-moving or obsolete inventory, whether as a result of requests from customers for accommodations or otherwise, would require the Company to establish reserves against such inventory or to write-down the value of such inventory to its estimated net realizable value. In 1993 and 1994 the Company incurred material charges to income as a result of such write- downs, but has not experienced such problems subsequent to those periods. While the Company believes that substantially all of its current inventory is saleable in the ordinary course, there can be no assurance that this will occur or that in the future the Company will not be required to incur charges related to slow-moving or obsolete inventory.

REVENUE FLUCTUATIONS AND SEASONALITY

                 The Company has experienced and may continue to experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including the timing of releases of new Titles by the Company, the popularity of both new Titles and Titles released in prior periods, fluctuations in the mix of Titles with varying profit margins, the timing of customer orders, the timing of shipments by Sony, Sega and Nintendo (the "Manufacturers"), fluctuations in the size and rate of growth of consumer demand for Software for various platforms, the timing of the introduction of new hardware platforms ("Platforms") and the accuracy of retailer's forecasts of consumer demand. The Company's expenses are based, in part, on its expectations of future revenues and, as a result, operating results would be disproportionately and adversely affected by a decrease in sales or a failure by the Company to meet its sales expectations. Finally, the interactive game market is highly seasonal, with sales typically significantly higher during the fourth quarter (due primarily to the increased demand for Software during the year-end holiday buying season). There can be no assurance that the Company can maintain consistent profitability on a quarterly or annual basis.

CUSTOMER CONCENTRATION AND CREDIT RISK

                 Sales to the Company's seven largest customers collectively accounted for approximately 44% of the Company's gross sales in 1995 and 46% for the nine months ended September 30, 1996. Toys "R" Us, Wal-Mart and Kay Bee accounted for approximately 12%, 10% and 7%, respectively, of the Company's gross sales in 1995. For the nine months ended September 30, 1996, Toys "R" Us, Wal-Mart and Target accounted for 12%,

9% and 7% of the Company's gross sales, respectively. The Company has no written agreement or other understanding with any of its customers that relate to future purchases by such customers, and thus such purchases could be terminated at any time. A termination of or other adverse change in the Company's relationship with any of its largest customers would have a material adverse effect on the Company.

                 The Company's sales are typically made on credit, with terms that vary depending upon the customer and the nature of the Title. The Company does not hold any collateral to secure payment by its customers, and currently does not factor any of its receivables. Thus, the Company bears the risk of its customers' and distributors' inability to pay such receivables or the effect of any delay in such payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure. A business failure by any of the Company's largest customers would have, and a business failure by any of the Company's distributors or other retailers could have, a material adverse effect on the Company.

RISKS ASSOCIATED WITH CD-ROM TITLES FOR PERSONAL COMPUTERS

                 In 1996 the Company determined to broaden its Software line by engaging in the development of Titles for the personal computer CD-ROM market, and consummated the acquisition of Heliotrope Studios, Inc. ("Heliotrope") for that purpose. While the principals of Heliotrope have certain experience developing and marketing CD-ROM games for personal computers, prior to this acquisition the Company had no experience in this segment of the Software market. The development and marketing of such Titles can be expected to subject the Company to risks in addition to those encountered in the operation of the Company's historical business, some of which may not be anticipated by the Company. Such risks include the ability to accurately predict which Titles have appeal to the purchasers of games for personal computers, greater reliance on distributors in order to obtain retail distribution, and the greater consumer returns experienced for CD-ROMs for personal computers. There can be no assurance that the Company will be able to successfully develop and market Titles for the CD-ROM personal computer market.

GROWTH STRATEGY

                 The Company intends to evaluate on a continual basis potential acquisitions of, or investments in, other Software publishers or developers that the Company believes will complement or enhance its business. In connection with any such acquisitions, the Company may incur debt or issue debt or additional equity securities, depending on market conditions and other factors. There can be no assurance that the Company will consummate any such acquisitions or investments or, if consummated, that such acquisitions or investments will prove to be beneficial to the Company. As of the date of this Prospectus, the Company has no understanding or agreement with respect to any future acquisitions or investments.

DEPENDENCE ON THE PLATFORM MANUFACTURERS

                 The Company is wholly dependent on the Manufacturers and its licenses with the Manufacturers (the "Platform Licenses") for the right to publish Titles for the Manufacturers' Platforms and for the manufacture of its Titles. For the year ended December 31, 1995, 79% of the Company's net sales consisted of Nintendo Titles and 21% consisted of Sega Titles, and for the nine months ended September 30, 1996, 74% of net sales consisted of Nintendo Titles, 15% consisted of Sega Titles and 11% consisted of Sony Titles. The Company's current Platform License with Nintendo limits the Company to introducing fifteen and ten titles for Game Boy for domestic and European distribution, respectively, and twelve and thirteen for SNES for domestic and European distribution, respectively. The Company's current Platform License with Sega limits the Company to introducing three titles for the Sega Genesis and two for Sega Game Gear per year of the license, and while the Company's current Platform License with Sony does not impose any such limitations, it requires that the Company obtain approval for the publication of new Titles on a title-by-title basis. As a result, the number of Titles the Company is able to publish for these Platforms, and thus the Company's revenues from Titles for these Platforms, may be limited.

                 In the event that, at the end of the term of the current Platform License with a Manufacturer, such Manufacturer chooses not to renew or extend such agreement, or if a Manufacturer were to terminate such license for any reason, the Company would be unable to publish additional Titles for such Manufacturer's Platform, which would materially and adversely affect the Company.

                 Each of the Manufacturers is the sole manufacturer of the Products published by the Company under license from such Manufacturer. The Platform Licenses provide that such Manufacturer may raise prices for the Titles at any time, and include other provisions giving the Manufacturer substantial control over the Company's release of new Titles. Furthermore, the relatively long manufacturing cycle for cartridge-based Products (from 60 to 120 days) requires the Company to accurately forecast retailer and consumer demand for its Titles. Since each of the Manufacturers is also a publisher of Software for its own Platforms, and also manufacturers products for all of their other licensees, the Manufacturers may give priority to their own products or those of other publishers' in the event of insufficient manufacturing capacity. If the Company experiences unanticipated delays in the delivery of Products for these or any other reasons, the Company would be materially and adversely affected.

RECOVERY OF PREPAID ROYALTIES, GUARANTEES AND CAPITALIZED DEVELOPMENT COSTS

                 The Company typically enters into agreements with licensors of Properties and developers of Titles that require advance payments of royalties and/or guaranteed minimum royalty payments. In addition, the Company capitalizes Software development costs upon the establishment of technological feasibility. Amortization of these payments and costs is determined on a title-by-title basis based on the greater of (a) the ratio of current gross revenues for a Title to the sum of its current and anticipated gross revenues, or (b) the straight- line method over the estimated remaining economic life of the Title. The Company analyzes such capitalized costs quarterly, and writes off as project abandonment losses these capitalized costs (and expenses any unpaid guaranteed minimum royalties) when, based on the Company's estimate, future revenues will not be sufficient to recover such costs. As of September 30, 1996, the Company had prepaid royalties and capitalized development costs of approximately $5.2 million. If the Company were required to write off a material portion of its prepaid royalties or capitalized development costs, the Company's results of operations could be adversely affected.

CHANGES IN TECHNOLOGY AND CONSUMER DEMAND

                 During the approximately 20-year history of the interactive entertainment industry, there have been periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. The Company's sales are dependant, among other factors, on the popularity and unit sales of Platforms generally, as well as the relative popularity and unit sales of the Platforms of the various Manufacturers. The relative popularity of Platforms has experienced wide fluctuations in recent years. Unexpected declines in the popularity of a particular Platform can be expected to have a material adverse affect on consumer demand for Titles released or scheduled for release by the Company for such Platform.

                 The market for Software is undergoing rapid technological change. As a result, the Company must continually anticipate and adapt its offerings to emerging Platforms and evolving consumer preferences. The development of Software for new hardware Platforms requires substantial investment. Generally, such development efforts must occur well in advance of the release of new Platforms in order to introduce Titles on a timely basis following the release of such Platforms. The development and marketing of Titles for new Platforms may require greater financial and technical resources than are currently available to the Company. In addition, there can be no assurance that the new Platforms for which the Company develops Titles will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new Platforms will lead to marketable Titles or Titles that generate sufficient revenues to recoup their development and marketing costs. In addition, as the Company introduces CD-ROM Titles for personal computers, the Company's Software must maintain compatibility with such computers, their operating software and their hardware accessories. The failure of the Company to timely develop Software for new Platforms that achieve significant market acceptance, or the failure of the Company to maintain such compatibility, would have a material adverse effect on the Company.

                 The introduction of new Platforms and technologies can render existing Software obsolete and unmarketable. More commonly, as Platforms age and are superseded by more advanced Platforms, consumer demand for Software for older platforms diminishes. While the Company's experience indicates that competition for licenses to develop new Titles for older platforms is significantly less intense than for newer platforms, there can be no assurance that, as a result of such reduced consumer demand for such Titles, the Company's Titles for such platforms will generate sufficient sales to make such Titles profitable.

                 A number of Software publishers who compete with the Company are currently developing Software for use by consumers over the Internet.
While the Company believes that the market for such Software is currently insignificant, future increase in the availability of such Software or technological advances in such Software could result in a decline in Platform-based Software and thus have a material adverse effect on the Company.

COMPETITION

                 The Software industry is intensely competitive. The Company competes, for both licenses to Properties and the sale of Software, with the Manufacturers, each of whom is the largest developer and marketer of Software for its platforms. There can be no assurance that these companies will not increase their own Software development efforts. As a result of their commanding positions in the industry as the manufacturers of Platforms and Software for their Platforms, the Manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees, including the Company. In addition, each of the Manufacturers has dozens of active licensees, each of which is also a competitor of the Company. Each of the Manufacturers and many of these other competitors (such as Electronic Arts, Inc., Acclaim Entertainment, GT Interactive Software and Broderbund Software, Inc.) have broader Software lines and greater financial, marketing and other resources than the Company; these competitive advantages enable such competitors to market their Software more aggressively and make higher offers or guarantees in connection with the acquisition of licensed Properties. In addition, as competition for retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales of its Titles; and as competition for popular Properties increases, the cost of acquiring licenses for such Properties is likely to increase, resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced profit margins would have a material adverse effect on the Company. There can be no assurance that the Company will be able to compete successfully with the Manufacturers and their other licensees in the future.

DEPENDENCE ON KEY PERSONNEL

                 The Company relies to a substantial extent on the management, marketing, sales, technical and Software development skills of a limited number of employees to formulate and implement its business plan, including the development of its Titles. The Company's success depends upon, to a significant extent, its ability to attract and retain key management and software development personnel. Competition for such employees is acute and the process of locating key personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The loss of services of key personnel could have a material adverse effect on the Company. The Company does not have any key-man life insurance on the lives of any of its officers or other personnel and does not currently have any plans to obtain any such insurance. The only officer with whom the Company has an employment agreement is Brian J. Farrell, its President and Chief Executive Officer.

PROPRIETARY RIGHTS OF THE MANUFACTURERS

                 The Company depends on the Manufacturers for the protection of intellectual property rights to their respective platforms, cartridges and CD-ROMs, their ability to control the proliferation of new titles by licensees and others, and their ability to discourage unauthorized persons from producing Software for their platforms. There can be no assurance that the Manufacturers will be able to continue to (i) protect their rights so that the proprietary information and technology licensed by the Company from the Manufacturers will not become generally available, (ii) control the proliferation of Software,
(iii) discourage unauthorized persons from producing

Software, or (iv) believe that it is in their best interests to continue any of the foregoing policies. A change in any of these policies could have a material adverse effect on the Company.

PROPRIETARY RIGHTS OF THE COMPANY

                 As a result of its acquisition of Heliotrope, the Company owns the rights to certain trade names, trademarks and other intellectual property with respect to Pax Imperia and its sequel. However, other than such rights, its licenses from the Manufacturers to produce Titles and its licenses to develop and/or publish Titles based on Properties owned or controlled by others, the Company does not have any material proprietary rights, technology or intellectual property.

                 As a result of the proprietary rights of the Manufacturers and the efforts taken by the Manufacturers to protect such rights, the Company does not believe that there is a material amount of unauthorized copying of the Company's Titles. However, unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of the Company's CD-ROM Products for personal computers to occur, the Company could be materially and adversely affected.

FOREIGN SALES AND CURRENCY FLUCTUATIONS

                 For both 1995 and the first nine months of 1996, foreign sales represented approximately 25% of the Company's net sales, and the Company expects that foreign sales will continue to account for a significant portion of its net sales in future periods. Foreign sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations and the possibility of difficulty in accounts receivable collection. There can be no assurance that these or other factors will not have an adverse effect on the Company's future foreign sales and, consequently, on the Company.

                 Because the majority of foreign sales are made in U.S. dollars, the Company does not believe that foreign currency fluctuations have had a material affect on its results of operations. To the extent the Company's foreign sales increase and such sales are not denominated in U.S. dollars, the Company's reported sales and results of operations could be adversely affected by foreign currency fluctuations. The Company has not engaged in any hedging activities and does not have any current plans to engage in any such activities.

VOLATILITY OF SHARE PRICE

                 The market price of the Common Stock has been, and is likely to continue to be, highly volatile. Such price has fluctuated substantially in recent periods. In addition, there has been a history of significant volatility in the market prices for shares of other companies engaged in the interactive entertainment Software industry. Factors such as the timing and market acceptance of new Titles, the introduction of new Software by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the entertainment Software industry generally could have a significant impact on the market price of the Common Stock. Thus, there can be no assurance that the market price of the Common Stock will not decline below the public offering price or experience extreme volatility.

NO DIVIDENDS

         The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. In addition, the Company's revolving credit agreement restricts the payment of any cash dividends.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. As of the date of this Prospectus, 704,091 shares were reserved for issuance pursuant to outstanding warrants, 527,164 shares of Common Stock were reserved for issuance pursuant to options granted under the Company's Stock Option Plan, and 521,010 shares were reserved for issuance upon exercise pursuant to other stock option grants by the Company, including the Option Shares.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares. All of the proceeds will be received by the Selling Stockholder. See "Selling Stockholder."

                              SELLING STOCKHOLDER

         The person that may offer shares of Common Stock pursuant to this Prospectus (the "Selling Stockholder") has heretofore been granted shares of Common Stock pursuant to that certain Employment Agreement dated as of January 20, 1995, as amended and as modified by the Modification Agreement dated as of July 1, 1996 by and between T-HQ, Inc. and Jack Friedman (the "Plan"). All of the 70,000 shares (the "Shares") of the Company offered by this Prospectus are being offered for the account of the Selling Stockholder. The Shares were acquired by the Selling Stockholder pursuant to the Plan.

         The following table sets forth certain information concerning the Selling Stockholder as of September 30, 1996.

                                     Number of                                               Percentage of
                                     Shares of                                               Shares of
                                     Common Stock      Number of                             Common Stock
                                     Beneficially      Shares Offered                        Owned
                                     Owned             for Resale         Before Offer       After Offer
                                     ---------         ----------         ------------       -----------
 Jack Friedman                       172,009(1)         70,000            3.6%(2)            2%(2)(3)

 _________________________
         (1) Includes (i) 12,666 shares of Common Stock currently issuable upon the exercise of an option granted to Mr. Friedman pursuant to the Company's Amended and Restated 1990 Stock Option Plan, as amended, at an exercise price of $3.75 per share and (ii) 89,343 shares of Common Stock currently issuable upon exercise of an option at an exercise price of $3.75 per share. Mr. Friedman is a consultant to the Company.

         (2) "Before offer" percentages are based upon 4,597,930 shares issued and outstanding as of the date of this Prospectus and "after sale" percentages are based upon 4,649,930 shares which would be issued and outstanding after the sale of all 70,000 shares offered hereunder. All figures assume no exercise of any warrants or other outstanding options pursuant to Rule 13d-3 of the Exchange Act.

         (3) Does not constitute a commitment to sell any or all of the stated number of Shares to be registered. The number of Shares to be offered shall be determined from time to time by the Selling Stockholder at his sole discretion.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder is offering the Shares for his own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder. See "Use of Proceeds."

         The Shares offered by the Selling Stockholder may be sold from time to time by the Selling Stockholder directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Stockholder or purchasers of the Shares (which compensation may be in excess of customary commissions). Sales of the Shares may be made in one or more transactions through the Nasdaq SmallCap Market system, otherwise in the over-the-counter market, or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

         Under the Exchange Act and the regulations thereunder, persons engaged in a distribution of the Shares of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholder. Further, the amount of securities to be reoffered or resold under this Prospectus by the Selling Securityholder, and by any other person with whom a Selling Securityholder is acting in concert in such resale, may not exceed during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

         To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.


                                 LEGAL MATTERS

         The validity of the Shares that may be offered hereby has been passed upon for the Company by Sidley & Austin, Los Angeles, California.


                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               TABLE OF CONTENTS

Page
----
Available Information . . . . . . . . . . . .  2
Incorporation of Certain Documents
     by Reference . . . . . . . . . . . . . .  2
Risk Factors  . . . . . . . . . . . . . . . .  3
Use of Proceeds . . . . . . . . . . . . . . .  9
Selling Stockholder . . . . . . . . . . . .   10
Plan of Distribution  . . . . . . . . . . .   11
Legal Matters . . . . . . . . . . . . . . .   11
Experts . . . . . . . . . . . . . . . . . .   11




No person is authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell nor a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer of any securities in any jurisdiction to any person where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.



                                  COMMON STOCK

                                      T-HQ

                                 70,000 Shares

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by T-HQ, Inc., a New York corporation (the Company or the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1993, as amended (the "Securities Act"), are incorporated by reference in this Registration
Statement:

         (a)     Annual Report on Form 10-K for the year ended December 31,
1995;

         (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (c) Registration Statement on Form 8-A (Registration No. 0-18813), filed with the Commission on September 24, 1991.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.  Description of Securities.

         The Company's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934. See Item 3(c) above.


Item 5.  Interests of Named Experts and Counsel.

         Murray L. Skala, a director of the Company and a member of the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, the Company's legal counsel, has been granted by the Company options to purchase 38,334 shares of Common Stock at various exercise prices.


Item 6.  Indemnification of Officers and Directors.

         Under the provisions of Article Seventh of the Certificate of Incorporation of the Company and subject to Sections 721 through 726 of the Business Corporation Law of the State of New York, the Company may indemnify a director or officer of the Company for expenses arising out of legal proceedings in which the director or officer becomes involved by reason of his position as a director or officer of the Company, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. Expenses against which a director or officer of the Company may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys' fees) incurred in connection with such proceedings. In a proceeding to procure a judgment in the Company's favor, a director or officer may be indemnified for expenses incurred by him in connection with the defense or settlement of the suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of (i) a threatened action, or a pending action which is settled or disposed of, or (ii) any claim, issue or matter as to which such director or officer is fairly and reasonably entitled to indemnify for such portion of the settlement amount and expenses as the court deems proper. Indemnification of a director or officer for expenses, as provided above, unless court-ordered, shall be made by the Company only upon a determination that indemnification is proper in a specific case. Such determination shall be made (i) by a vote of the majority of directors who were not parties to the proceeding involved, (ii) by independent legal counsel in a written opinion, or
(iii) by the shareholders of the Company.


Item 7.  Exemption from Registration Claimed.

         The shares to be offered or sold by the Selling Stockholder include 70,000 shares of Common Stock issued by the Company pursuant to the Employment Agreement, dated as of January 20, 1995, as amended and as modified by the Modification Agreement dated as of July 1, 1996 by and between the Company and Jack Friedman (the "Plan"). Such shares were issued and sold by the Company in a private transaction in reliance upon the exemption provided by Section 4(2) of the Securities Act.


Item 8.  Exhibits.


Number          Description of Exhibit
------          ----------------------
4.1             Employment Agreement dated as of January 20, 1995, as amended (filed as Exhibit to the
                Company's Registration Statement on Form S-2 (File No. 33-81632), which became effective
                December 7, 1995 and is incorporated by reference herein)
4.2             Modification Agreement, dated as of July 1, 1996 by and between T-HQ, Inc. and Jack Friedman

5.1             Opinion of Sidley & Austin regarding the validity of certain of the securities being registered

5.2             Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP regarding the validity of certain of the securities being registered
23.1            Consent of Deloitte & Touche LLP

23.2            Consent of Sidley & Austin, incorporated by reference to Exhibit 5.1
23.3            Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, incorporated by reference to
                Exhibit 5.2


Item 9.  Undertakings.

                 The Company hereby undertakes:

                 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                                  (i)  To include any prospectus required by
                 Section 10(a)(3) of the Securities Act;

                                  (ii)  To reflect in the prospectus any facts
                 or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                  (iii)  To include any material information
                 with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                 (b) That, for the purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas and State of California on the 26th day of November, 1996.



                                       T-HQ, Inc.

                                       By:  /s/ Brian J. Farrell
                                          --------------------------------
                                          Brian J. Farrell, President and
                                          Chief Executive Officer


         Pursuant to the requirement of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                                  Date
---------                               -----                                  ----
/s/ Brian J. Farrell                    Director, Chief Executive              November 26, 1996
--------------------                    Officer and President
Brian J. Farrell                        (Principal Executive Officer
                                        and Principal Financial
                                        Officer)


/s/ Lawrence Burstein                   Director                               November 26, 1996
---------------------
Lawrence Burstein

/s/ Murray L. Skala                     Director                               November 26, 1996
-------------------
Murray L. Skala

/s/ Bruce Jagid                         Director                               November 26, 1996
---------------
Bruce Jagid

/s/ Jeffrey C. Lapin                    Director                               November 26, 1996
--------------------
Jeffrey C. Lapin

/s/ L. Michael Haller                   Director                               November 26, 1996
---------------------
L. Michael Haller

/s/ Deborah A. Lake                     Vice President-Finance and             November 26, 1996
-------------------                     Administration
Deborah A. Lake                         (Principal Accounting Officer)


                               INDEX OF EXHIBITS

Number                                Description of Exhibit
------                                ----------------------
4.1                                   Employment Agreement dated as of January 20, 1995,
                                      as amended (1)

4.2                                   Modification Agreement, dated as of July 1, 1996
                                      by and between T-HQ, Inc. and Jack Friedman

5.1                                   Opinion of Sidley & Austin regarding the validity
                                      of certain of the securities to be registered

5.2                                   Opinion of Feder, Kaszovitz, Isaacson, Weber,
                                      Skala & Bass LLP regarding the validity of certain
                                      of the securities to be registered

23.1                                  Consent of Deloitte & Touche LLP

23.2                                  Consent of Sidley & Austin, incorporated by
                                      reference to Exhibit 5.1 to this registration
                                      statement

23.2                                  Consent of Feder, Kaszovitz, Isaacson, Weber,
                                      Skala & Bass LLP, incorporated by reference to
                                      Exhibit 5.2 to this registration statement




(1) Filed as an Exhibit to the Registration Statement on Form S-2 (File No. 33-81632) which became effective December 7, 1995 and is incorporated by reference herein.